Exhibit 4.1

AMENDMENT

to

AMENDED AND RESTATED PUBLIC WARRANT AGREEMENT

between

ATHENA CONSUMER ACQUISITION CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS AMENDMENT TO THE AMENDED AND RESTATED PUBLIC WARRANT AGREEMENT (this “Amendment”), dated as of October 19, 2023, is by and between Athena Consumer Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Limited Purpose Trust Company, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”). Defined terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Original Warrant Agreement (defined below).

RECITALS

WHEREAS, the Company and Warrant Agent are parties to that certain amended and restated public warrant agreement dated as of March 24, 2022 (the “Original Warrant Agreement”);

WHEREAS, the Company, Next.e.GO Mobile SE, a European company incorporated in Germany (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”), have entered into that certain business combination agreement, dated as of July 28, 2022 (as amended on September 29, 2022, June 29, 2023, July 18, 2023, August 25, 2023, September 8, 2023 and September 11, 2023 and as may be further amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Athena, with Athena surviving and continuing as a direct, wholly-owned subsidiary of TopCo (the “Merger”).

WHEREAS, pursuant to Section 9.8 of the Original Warrant Agreement, this Amendment has been approved by vote or written consent of the Registered Holders of more than 50% of the outstanding Warrants; and

WHEREAS, the Company and the Registered Holders have agreed to amend the Original Warrant Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound hereby, agree as of the date hereof, as follows:

AGREEMENTS

1. Amendments to Original Warrant Agreement. The Original Warrant Agreement is hereby amended as follows:

(a) A new Section 10 shall be added to the Original Warrant Agreement that reads as follows:

10. Business Combination Transaction Matters.

(a) Reference is made to that certain business combination agreement dated as of July 28, 2022 (as amended on September 29, 2022, June 29, 2023, July 18, 2023, August 25, 2023, September 8, 2023 and September 11, 2023 and as may be further amended from time to time, the “Business Combination Agreement”), by Next.e.GO Mobile SE, a European company incorporated in Germany (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into Athena (the “Merger”), with Athena surviving and continuing as a direct, wholly-owned subsidiary of TopCo (the date of such Merger, the “Merger Closing Date” and the consummation of such Merger, the “Merger Closing”) (ii) after giving effect to the Merger, each issued and outstanding share of Common Stock will be converted into a number of shares of common stock, par value $0.0001 per share, of the company surviving the Merger (the “Surviving Company Common Stock”), and (iii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one ordinary share, nominal value of €0.12 per share, of TopCo (the “TopCo Share”).

(b) Notwithstanding anything to the contrary set forth in this Agreement, each outstanding Warrant shall not be exercisable to purchase shares of Common Stock and instead, at the effective time of, and as part of, the Merger (the “Effective Time”), each Warrant shall be automatically cancelled and exchanged for 0.175 newly issued TopCo Shares per Warrant pursuant to the terms of the Business Combination Agreement (the “Exchange”).

(c) If, by reason of the Exchange, the Registered Holder of any Warrant would be entitled, upon such exchange, to receive a fractional interest in a TopCo Share, TopCo shall round down to the nearest whole number the number of TopCo Shares to be issued to such Registered Holder.

(d) All provisions set forth in this Agreement relating to the issuance of shares of Common Stock to a Registered Holder of Warrants upon an exercise of the Warrants shall apply, mutatis mutandis, to the issuance of TopCo Shares to a Registered Holder of Warrants in the Exchange with respect to such Registered Holder’s Warrants.

(e) All TopCo Shares issued in exchange for and upon cancellation of the Warrant(s) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Warrant(s).

(f) Notwithstanding the foregoing, this Section 10 shall terminate, and have no further force and effect, on the date the Business Combination Agreement is terminated in accordance with its terms.

(g) This Agreement shall automatically terminate and each Warrant hereunder shall automatically be cancelled, without any further action of the Company or any other party, upon the Merger Closing and issuance of TopCo Shares to the Registered Holders of the Warrants in accordance with this Section 10. Each Registered Holder of Warrants shall cease to have any rights related to this Agreement or such Warrants upon such termination and cancellation.

2. Effect of Amendment. The undersigned hereby agree and acknowledge that, except as provided in this Amendment, the Original Warrant Agreement shall remain in full force and effect and has not been modified or amended in any respect, it being the intention of the undersigned that this Amendment and the Warrant be read, construed and interpreted as one and the same instrument.

3. Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

4. Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Governing Law. Section 9.8 of the Original Warrant Agreement continues to apply to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President of Account Administration

[Signature Page to Amendment to Public Warrant Agreement]

3